EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form F-3 No. 333-163385) of Ultrapetrol (Bahamas) Limited and in the related Prospectus of our reports dated March 30, 2010, with respect to the consolidated financial statements of Ultrapetrol (Bahamas) Limited, and the effectiveness of internal control over financial reporting of Ultrapetrol (Bahamas) Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

Buenos Aires, Argentina
March 30, 2010

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global

/s/ Ezequiel A. Calciati
EZEQUIEL A. CALCIATI
Partner